Exhibit 99.1

Mustang Geothermal Corp. Updates on Material Definitive Agreement

RENO, Nevada, April 13, 2012 /PRNewswire/ -- Mustang Geothermal Corp. (OTC BB: URXE) ("Mustang" or the "Company") announced today important information concerning actions taken by the Company as the result of its entrance into a Material Definitive Agreement on March 8, 2012.

As was previously disclosed by the Company in a Form 8-K filed on March 9, 2012 and announced in a separate press release, a majority of the Company’s stockholders eligible to vote approved and authorized the Company’s Board of Directors of the Company to:

1.) Implement a 10:1 reverse split on all of the common shares of Mustang;

2.) Change the name of the Company to Dakota Territory Resource Corp, and apply for a new ticker symbol; and

3.) Acquire all of the issued and outstanding common shares of North Homestake Mining Company (North Homestake), a Nevada Corporation, subject to the terms and conditions of a Material Definitive Agreement between the Company and North Homestake dated March 8th, 2012, or as amended by the Company and North Homestake prior to closing, which is set for March 31, 2012, or as soon as is legally practicable thereafter, taking into consideration regulatory review and approval of the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

The Company announced today its filing of Form 8-K on April 16, 2012 to notify the Commission that prior to filing Form 14C with the Commission concerning the name change and reverse split of the Company’s stock agreed to in the Material Definitive Agreement, the Company would first complete its annual financial audit and file its annual report on Form 10-K with the Commission for the year ended March 31, 2012.

Richard Bachman, President and Director of Mustang, commented, "Although this will result in a small delay with the Material Definitive Agreement concerning North Homestake, completing our annual audit and annual report will provide current information to the Commission, FINRA, our shareholders and the public relevant to our Form 14C Proxy filing with the Commission."

The Company also announced today in its Form 8-K filing with the Securities and Exchange Commission that the delay does not impact the Material Definitive Agreement between the Registrant and North Homestake, and the parties are working consistent with good faith and fair dealing to insure regulatory compliance.

ABOUT NORTH HOMESTAKE

North Homestake Mining Company is a private Nevada corporation that owns the Blind Gold Property located in the Black Hills of South Dakota, an area known for continuous gold production over the past 135 years. North Homestake's 1600 acre "Blind Gold Property" is approximately 3 miles northwest of the historic Homestake Gold Mine, which before closing in 2002, had produced approximately 40 million ounces of gold. The "Blind Gold Property" is underlain by the Homestake Formation, an iron-formation that was the unique host for gold mineralization at the Homestake Mine. The founders of North Homestake have a combined 44-years of work history at the Homestake Mine, directly related to geology and mine engineering.

ABOUT MUSTANG GEOTHERMAL CORP.

Mustang Geothermal owns a 100% interest in 4,536 hectares of Federal geothermal leases in four project areas in the state of Nevada and holds 6,300 hectares of geothermal exploration concessions in seven areas (Banos del Inca, Paclla, Ninobamba, Atecata, Coline, and Condoroma South & Condoroma) in Peru.

This news release was prepared on behalf of the Board of Directors, which accepts full responsibility for its contents.

On behalf of the Board:

Richard Bachman

CEO and Director

Investor Relations Contact: Constellation Asset Advisors, Inc. 415-524-8500

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC's website located at http://www.sec.gov.